TIAA-CREF LIFE INSURANCE COMPANY

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS

The undersigned, being all of the members of the Board of Directors (the “Board”) of TIAA-CREF Life Insurance Company (the “Company”), do, as of September 12, 2025, hereby adopt the following resolutions and consent to the taking of the actions contemplated thereby.

WHEREAS, the Company plans to merge with and into Teachers Insurance and Annuity Association of America (“TIAA”) on a date mutually agreed to by the Company and TIAA (the “Merger”), with TIAA as the surviving entity; and

WHEREAS, the Board of the Company, after due evaluation and consideration has determined it to be advisable and in the best interest of the Company to consummate the Merger.

NOW, THEREFORE, BE IT:

Merger with TIAA

RESOLVED, that, subject to any and all required regulatory approvals, the Agreement and Plan of Merger between the Company and TIAA, substantially in the form attached hereto as Exhibit A (the “Merger Agreement”), and the transactions contemplated thereby, be and are hereby determined to be advisable and in the best interest of the Company and its stockholder; and be it

RESOLVED FURTHER, that, subject to any and all required regulatory approvals, the form, terms and provisions of the Merger Agreement, and the transactions contemplated thereby, be, and the same hereby are, authorized, adopted and approved in all respects, and each of the officers of the Company be, and hereby is, authorized, empowered and directed to execute and deliver, in the name and on behalf of the Company, the Merger Agreement; and be it

RESOLVED FURTHER, that the Board of the Company hereby submits the Merger Agreement to the stockholder of the Company for approval and adoption or disapproval and hereby recommends that the stockholder of the Company approve and adopt the Merger Agreement, and the transactions contemplated thereby; and be it

RESOLVED FURTHER, that, subject to the adoption of the Merger Agreement by the stockholder of the Company and the other terms and conditions thereof and receipt of any and all required regulatory approvals, the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare and file or cause to be filed all such applications and any and all certificates, documents, letters and other instruments, as may be necessary or desirable to be taken by the Company to effect the consummation of the Merger and other transactions contemplated by the Merger Agreement, including the filing of the Merger Agreement, with the approval of the New York Superintendent of Financial Services endorsed thereon, with the office of the clerk of the county where the principal office of each of the Company and TIAA is located in accordance with the provisions of Article 71 of the New York

Insurance Law, and the filing of other appropriate documents required by New York with the relevant authorities within the State of New York, as appropriate, and other jurisdictions in which the Company is qualified to do business; and be it

RESOLVED FURTHER, that, the Merger Agreement, and the transactions contemplated thereby, be, and the same hereby are, treated for U.S. federal income tax purposes as a transaction governed by Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Merger Agreement be treated as part of a plan of liquidation under Code Section 332.

General Authorization

RESOLVED, that any officer of the Company, be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions, to do and perform, or cause to be done and performed, all such acts, deeds and things, to make, prepare, execute and deliver or cause to be made, prepared, executed and delivered all such other documents, undertakings, certificates, instruments, schedules, reports and agreements, to make such filings, to incur and pay all such fees and expenses and to engage in such acts as they shall in their judgment determine to be necessary, advisable or appropriate to carry out fully the Merger and any other actions contemplated by the same or by the foregoing resolutions, and the intent and purposes of the foregoing resolutions, the taking of such actions to be conclusive evidence of such determination, and the execution by any such officer of the Company of any such documents, certificates, instruments, schedules, reports or agreements or the payment of any such fees and expenses or the doing by them of any act in connection with the foregoing resolutions shall be conclusive evidence of their authority therefore and for the approval of the documents, undertakings, certificates, instruments, schedules, reports and agreements so executed, the expenses so paid, the filings so made and the actions so taken.

The undersigned, being all the members of the Board of the Company, have executed this written consent as of the 12th day of September, 2025.

/s/ Nicholas Carl Calarco Nicholas Carl Calarco	/s/ Bradley Finkle Bradley Finkle

/s/ Keith Elliot Floman Keith Elliot Floman	/s/ Mohammad Ali Iqbal Mohammad Ali Iqbal

/s/ Christopher Shields Lynch Christopher Shields Lynch	/s/ Timothy Wayne Penrose Timothy Wayne Penrose

/s/ Jill Lara Richman Jill Lara Richman

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